Exhibit 21

NAME	JURISDICTION OF ORGANIZATION
BenefitsXML, Inc.	Delaware
Financial Interactive, Inc.	California
Financial Models Company Ltd.	New York
GlobeOp Financial Services LLC	Delaware
GlobeOp Transaction Services LLC	Delaware
Gravity Financial, LLC	Massachusetts
Hedgemetrix LLC	Texas
Open Information Systems, Inc.	Connecticut
PC Consulting, Inc. (d.b.a. TimeShareWare)	Utah
South Road Holdings LLC	Delaware
SS&C Fund Administration Services LLC	New York
SS&C Technologies Connecticut LLC	Connecticut
SS&C Technologies New Jersey, Inc.	New Jersey
SS&C Technologies, Inc.	Delaware
TheNextRound, Inc.	Massachusetts
TheNextRound, Inc. — EAFE, Ltd.	Massachusetts
Financial Models Corporation Limited	United Kingdom
FMC Global Investments Limited	Barbados
GlobeOp Financial Services (Cayman) Limited	Cayman Islands
GlobeOp Financial Services (India) Private Limited	India
GlobeOp Financial Services (Ireland) Limited	Ireland
GlobeOp Financial Services Limited	United Kingdom
GlobeOp Financial Services (Switzerland) AG	Switzerland
GlobeOp Financial Services Technologies (India) Private Limited	India
GlobeOp Holdings Company Mauritius Private Limited	Mauritius
GlobeOp Markets Limited (UK)	United Kingdom
GlobeOp Risk Services Limited (UK)	United Kingdom
HC Investments Ltd.	British Virgin Islands
SS&C (Bahamas) Ltd.	Bahamas
SS&C European Holdings S.A.R.L.	Luxembourg
SS&C Fund Services (B.V.I.) Limited	British Virgin Islands
SS&C Fund Services Ireland Limited	Ireland
SS&C Fund Services N.V.	Curaçao
SS&C Technologies (s) Pte Ltd.	Singapore
SS&C Technologies Australia Pty Ltd.	Australia
SS&C Technologies B.V.	Netherlands
SS&C Technologies Canada Corp.	Nova Scotia
SS&C Technologies Holdings Europe S.A.R.L.	Luxembourg
SS&C Technologies Hong Kong Limited	Hong Kong
SS&C Technologies India Private Limited	India
SS&C Technologies Ireland Limited	Ireland
SS&C Technologies Limited	United Kingdom
SS&C Technologies Sdn. Bhd.	Malaysia
Tradeware Global UK Limited	United Kingdom
SS&C GlobeOp S.A.R.L.	Luxembourg